GAI AURORA OPPORTUNITIES FUND, LLC

AMENDMENT NO. 2 TO SUB-ADVISORY AGREEMENT

AMENDMENT made as of January 1, 2016 (the "Amendment") to the Sub-advisory Agreement dated as of the 21st day of December, 2010, as amended (the "Agreement"), by and among Wells Fargo Investment Institute, Inc. (formerly Alternative Strategies Group, Inc.) (the "Adviser"), GAI Aurora Opportunities Fund, LLC (the "Fund"), a Delaware limited liability company, and Aurora Investment Management L.L.C. (the "Sub-adviser"), a Delaware limited liability company. Except as otherwise defined in this Amendment, terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

WITNESSETH:

WHEREAS, pursuant to the Agreement, the Adviser has retained the Sub-adviser to provide advice with respect to the investment and reinvestment of the Fund's portfolio assets, subject to the control and direction of the Fund's Board of Managers and in accordance with the investment objective and policies of the Fund;

WHEREAS, the parties desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties agree as follows:

1.	Paragraph 3 of the Agreement is hereby replaced in its
entirety with the following:

Compensation of the Sub-adviser. In full consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-adviser, from the fees received by the Adviser from the Fund in respect of the period in question and attributable to assets of the Fund for which the Sub-adviser is providing services hereunder, a fee at the annual rate of 0.55% of the Fund's net asset value, calculated on the same basis as the management fee received by the Adviser from the Fund. Such fee shall be paid to the Sub-adviser within 30 days of receipt by the Adviser of its management fee from the Fund.
If the Sub-adviser shall serve for less than the whole of any calendar month, the foregoing compensation shall be prorated.

To the extent the Adviser serves as the investment
adviser to any other registered investment
company  that employs a hedge fund of funds
strategy ("Other Investment Company"): (1) the
Adviser shall notify the Sub-adviser of the
management fee that it will receive from such Other
Investment Company; and (2) if the Other Investment
Company (i)  is subject to a management fee
structure that is identical to or higher than the
fee structure applicable to the Fund, and (ii) with
respect to which the Adviser (and/or its
affiliates) receive  advisory fees that, after
deducting any fees paid to a sub-adviser of such
Other Investment Company, are lower than an annual
rate of 0.625% of such Other Investment Company's
net asset value, the Adviser shall increase the
Sub-adviser's compensation pursuant to this
Agreement by an amount equal to the difference
between (a) the annual fee rate the Adviser (and/or
its affiliates) receives from the Fund after
deduction of the Sub-adviser's fee and (b) the
annual fee rate the Adviser (and/or its affiliates)
receives from the Other Investment Company after
deducting the applicable sub-adviser's
fee.   Notwithstanding the foregoing, in no event
shall the Adviser pay to the Sub-adviser a management fee in excess of an annual rate of 0.75% of the Fund's net asset value under this Section
3(b), calculated on the same basis as the management fee received by the Adviser from the Fund. In no circumstances shall this provision serve to increase the management fee paid by the Fund to the Adviser.

2.	Except as specifically amended hereby, the Agreement,
as amended and supplemented to date, remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to the Agreement to be executed by their respective duly authorized officers as of the date first above written.


WELLS FARGO INVESTMENT INSTITUTE, INC.
By: /s/ Adam Taback
Print Name: Adam Taback
Title: Senior Vice President



GAI AURORA OPPORTUNITIES FUND, LLC

By: /s/ Adam Taback
Print Name: Adam Taback
Title: President



AURORA INVESTMENT MANAGEMENT L.L.C.

By: /s/ Anne Marie Morley
Print Name: Anne Marie Morley
Title: Managing Director of Operations